Exhibit 10.32

STRICTLY CONFIDENTIAL	EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

dated as of April 28, 2014

by and among

YOUKU TUDOU INC.,

ALI YK INVESTMENT HOLDING LIMITED,

and

Solely for purposes of Sections 7.1 and 7.2 and Article VIII hereof,

ALIBABA GROUP HOLDING LIMITED

and

YF VENUS LTD

i

ii

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of April 28 , 2014 by and among Youku Tudou Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Ali YK Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Investor”) and, solely for the purposes of Sections 7.1 and 7.2 and Article VIII, Alibaba Group Holding Limited, an exempted company with limited liability organized under the laws of the Cayman Islands (“AGHL”), and YF Venus Ltd, an exempted company incorporated under the laws of the Cayman Islands (“YF Fund”).

RECITALS

WHEREAS, the Investor has agreed to purchase from the Company and 1Look Holdings Ltd. (“1Look”), and the Company and 1Look have agreed to sell to the Investor certain Ordinary Shares, on the terms and conditions set forth in that certain Investment Agreement dated as of April 28, 2014 by and among the Company, 1Look, the Investor and, solely for the purposes of Sections 11.4, 11.5 and 11.16 therein, AGHL, as it may be amended, modified or supplemented from time to time in accordance with the terms thereof (the “Investment Agreement”); and

WHEREAS, this Agreement is being entered into by the parties hereto in connection with the execution and delivery of the Investment Agreement and sets forth certain rights and obligations of the parties hereto in connection with the transactions contemplated under the Investment Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“1Look” has the meaning set forth in the Recitals;

“ADS” means American Depositary Shares, each of which represents 18 Class A Shares, of the Company;

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls or is Controlled by or is under common Control with such Person;

“AGHL” has the meaning set forth in the Preamble;

“Agreement” has the meaning set forth in the Preamble;

“Alternate Investor Attendee” has the meaning set forth in Section 2.2;

“Alternative Transaction” has the meaning set forth in Section 3.2;

“Alternative Transaction Notice” has the meaning set forth in Section 3.2;

“beneficial ownership” or “beneficially own” or similar term shall mean beneficial ownership as defined under Rule 13d-3 under the Exchange Act;

“Board” means the board of directors of the Company;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing, Hong Kong or New York, New York;

“Class A Shares” means Class A ordinary shares, par value US$0.00001 per share, in the share capital of the Company;

“Class B Shares” means the Class B ordinary shares, par value US$0.00001 per share, in the share capital of the Company;

“Closing” means the closing of the transactions contemplated under the Investment Agreement, being the date hereof;

“Commission” means the SEC or any other federal agency at the time administering the Securities Act;

“Company” has the meaning set forth in the Preamble;

“Company Change of Control Transaction” means any of the following transactions (or series of related transactions resulting in): (a) any transfer of Securities of the Company, or any consolidation, amalgamation, merger, scheme of arrangement or other reorganization or similar business combination involving the Company in which the Shareholders of the Company immediately prior to such transaction (i) own in the aggregate Voting Securities representing less than fifty percent (50%) of the Company’s aggregate voting power, (ii) no longer have the right to appoint a majority of the directors of the Board or (iii) otherwise lose the right to direct the management of the Company, in each case, immediately after such transaction; or (b) any sale, lease, license, exchange, transfer or other disposition or joint venture which would result in a third party acquiring assets, individually or in the aggregate, constituting fifty percent (50%) or more of the fair market value of the assets of the Company and its Subsidiaries or to which fifty percent (50%) or more of the net revenue, net income or EBITDA of the Company and its Subsidiaries are attributable;

“Competitor” has the meaning set forth in Exhibit A attached hereto;

“Confidential Information” has the meaning set forth in Section 8.1;

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person;

“Control Stake” has the meaning set forth in Section 7.1(b);

“Demand Notice” has the meaning set forth in Section 4.1(a);

“Election Notice” has the meaning set forth in Section 6.2.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exempt Registration” means a Registration by the Company relating solely to the sale of Securities to participants in any employee equity incentive plan adopted by the Company;

“Exercise Notice” has the meaning set forth in Section 3.1;

“Exercise Period” has the meaning set forth in Section 3.1;

“Final Prospectus” has the meaning set forth in Section 4.5(a);

“fully-diluted basis” means, with respect to any determination of a number or percentage of Ordinary Shares, the total number of Ordinary Shares then outstanding determined according to the treasury method under generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 18, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, and applied consistently throughout the periods involved;

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange;

“ICC Rules” has the meaning set forth in Section 8.6;

“Intellectual Property” means all U.S., People’s Republic of China and other foreign intellectual property and rights therein, including (a) patents, patent applications, patent disclosures, provisionals, inventions (whether or not patentable and whether or not reduced to practice), and any reissues, continuations, continuations in part, counterparts, divisions, extensions or reexaminations thereof, and any statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, moral rights, and registrations and applications for registration thereof, (d) Internet domain names, (e) confidential and proprietary information, including trade secrets, know-how, drawings, specifications, designs, techniques, technical information, algorithms, processes, methods net lists, and code modules, (f) Software, (g) all other intellectual property rights, and (h) all income, royalties, damages and payments due or payable, the right to sue and recover for past or future infringements or misappropriation thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

“Investment Agreement” has the meaning set forth in Recitals;

“Investor” has the meaning set forth in the Preamble;

“Investor Change of Control” means AGHL (a) ceasing to beneficially own, directly or indirectly, through entities Controlled by AGHL, at least a majority of the voting power of the Investor, (b) no longer having the right to appoint a majority of the board of the Investor, or (c) otherwise losing the power to direct or control the management of the Investor;

“Investor Director” has the meaning set forth in Section 2.1(a);

“Investor Observer” has the meaning set forth in Section 2.1(b);

“Investor Shares” has the meaning set forth in Section 2.1;

“Issue Notice” has the meaning set forth in Section 6.1;

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Company or the Shareholders, as the case may be;

“Lock-up Period” has the meaning set forth in Section 5.1;

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company in effect from time to time;

“Minimum Ownership Percentage” means ten percent (10%) of the total number of Ordinary Shares then outstanding, which shall be calculated without taking into account (a) any Securities issued after the date of this Agreement pursuant to a New Issuance Exception or (b) any Securities issued after the date of this Agreement that are not Ordinary Shares (“Convertible Securities”) or any Securities issued upon the conversion, exchange or exercise of such Convertible Securities ;

“New Issuance Exceptions” means the following new issuances of Securities of the Company:

(a) issuances of Securities to employees and other eligible recipients in the ordinary course of business pursuant to the Company’s equity-based incentive plans approved by the Shareholders and the Board and in effect from time to time;

(b) issuances of Securities as consideration to be paid in acquisitions by the Company or any of its Subsidiaries of businesses, equity securities or assets of a third party (including acquisitions of content) in an aggregate amount not to exceed: (i) eight percent (8%) of the Ordinary Shares on a fully-diluted basis (as calculated as of the date of Closing) in total during the four (4) year period following the Closing or (ii)(x) four percent (4%) of the Ordinary Shares on a fully-diluted basis (as calculated as of the date of Closing) in any single twelve (12) month period during such four (4) year period following the Closing or (y) two percent (2%) of the Ordinary Shares on a fully-diluted basis (as calculated as of the date of Closing) in any single twelve (12) month period after the fourth (4th ) anniversary of the Closing, provided that in connection with any such issuance under this paragraph (b), the Company shall deliver to the Investor a notice setting forth the number of Securities to be issued in such issuance, the aggregate number of securities issued during the relevant period, the number of the fully diluted Ordinary Shares on a fully-diluted basis as of the applicable date and the percentage of fully diluted Ordinary Shares represented by such issuance, and provided, further, for the avoidance of doubt, in the event that the Company issues any Securities as consideration to be paid in acquisitions by the Company or any of its Subsidiaries in excess of any limit set forth in subsections (ii)(x) or (ii)(y) above, such issuance shall be subject to preemptive rights of the Investor under Section 6.1 hereof only to the extent that such issuance exceeds the relevant percentage limits set forth above;

(c) issuances of Securities pursuant to outstanding options, warrants or other rights to acquire Ordinary Shares, in each case, specified in Exhibit B attached hereto; and

(d) issuances of Securities in connection with any shareholder rights plan adopted by the Company;

“New Security” or “New Securities” has the meaning set forth in Section 6.1;

“NYSE” means the New York Stock Exchange;

“Ordinary Shares” mean the Class A Shares and the Class B Shares, collectively;

“Permitted Transferee” means any Affiliate of the Investor, AGHL or YF Fund;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“Preemptive Rights Closing Date” has the meaning set forth in Section 6.3;

“Proposal Notice” has the meaning set forth in Section 3.1;

“Registrable Securities” means the Ordinary Shares or ADSs (including any shares or other equity interests issued or issuable with respect to such Securities by way of stock dividends or stock splits or in connection with a combination of recapitalization, merger, reorganization, reclassification or similar transaction) held by the Investor or any of its Affiliates, Permitted Transferees or permitted successors or assigns; provided that, once issued, such Securities will not be Registrable Securities when (a) such Registrable Securities have been sold pursuant to an effective Registration Statement under the Securities Act, (b) such Registrable Securities have been sold pursuant to Rule 144 or (c) such Registrable Securities shall have ceased to be outstanding;

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement, which shall be modified or supplemented, as applicable. The terms “Register” and “Registered” have meanings correlative to the foregoing;

“Registration Statement” means a registration statement prepared on Form S-1 or Form F-1 under the Securities Act (or a successor form or substantially similar form then in effect) or a Shelf Registration Statement;

“Restricted Party” has the meaning set forth in Section 7.2;

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor provision);

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means any Ordinary Share or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Shareholder” or “Shareholders” means Persons who hold the Ordinary Shares from time to time;

“Shareholders Agreement” means that certain Shareholders Agreement dated as of April 28, 2014 by and among the Investor, 1Verge Holding Ltd. and certain other parties thereto, as it may be amended, modified or supplemented from time to time in accordance with the terms thereof;

“Shareholders Agreement Transferee” has the meaning set forth in Exhibit C attached hereto;

“Shelf Registration Statement” means a registration statement prepared on Form S-3 or Form F-3 (or a successor form or substantially similar form then in effect) or another appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any successor provision);

“Software” means any and all (a) computer programs and software code, including any and all software implementations of algorithms, applications, application programming interfaces, architecture, utilities, models and methodologies, whether in object code, interpreted code or source code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including any and all screens, user interfaces, report formats, firmware, middleware, software applications, development tools, templates, menus, diagnostics, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors, buttons and icons;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture, or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person and, for the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person;

“Trading Day” means any day on which the stock exchange on which the ADSs are then listed and traded is open for trading in securities;

“Transaction Documents” mean this Agreement, the Investment Agreement, and each of the other agreements and documents entered into or delivered by the parties hereto in connection with the transactions contemplated by the Investment Agreement;

“Underwriting Election” has the meaning set forth in Section 4.1(e);

“U.S. Securities Laws” means the federal securities Laws of the United States, including the Exchange Act and the Securities Act, and any applicable securities Laws of any State of the United States;

“Violation” has the meaning set forth in Section 4.5(a);

“Voting Securities” means the Ordinary Shares and any other Securities which are entitled to vote in any meeting of Shareholders of the Company or grant a consent or approval with respect to any matter over which a consent or approval of the holders of any voting securities is sought; and

“YF Fund” has the meaning set forth in the Preamble.

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) references to a Person are also to its successors and permitted assigns; and

(g) the use of the term “or” is not intended to be exclusive.

ARTICLE II

BOARD REPRESENTATION

Section 2.1 Board Representation. For so long as the Investor (together with any Affiliates and Permitted Transferees) beneficially owns a number of Class A Shares that, in aggregate, is equal to at least (i) seventy-five percent (75%) of the Ordinary Shares purchased by the Investor at the Closing under the Investment Agreement (the “Investor Shares”) (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), and (ii) the Minimum Ownership Percentage:

(a) the Investor shall be entitled to designate one (1) individual who shall be reasonably acceptable to the Board and shall meet all qualifications required by the Company’s written policies for appointment or election to the Board (the “Investor Director”) and the Company shall cause the appointment or election of such Investor Director to the Board, including, in the case of an election, (i) nominating such individual to be elected as a director as provided herein, (ii) recommending to the Shareholders the election of such Investor Director to the Board in any meeting of Shareholders to elect directors and (iii) including such nomination and recommendation regarding such individual in the Company’s notice for any meeting of Shareholders to elect directors; and

(b) the Investor shall be entitled to appoint the Investor Director as a non-voting observer to each committee of the Board (acting in such capacity, the “Investor Observer”).

Section 2.2 Vacancies; Removal of Investor Director. For so long as the Investor has the right to designate any person for appointment or election to the Board pursuant to Section 2.1, (a) in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of the Investor Director, the Investor shall have the right to designate a replacement (who shall be reasonably acceptable to the Board and shall meet all qualifications required by the Company’s written policies) to fill such vacancy, and the Company, subject to applicable Law, shall take all necessary or desirable actions as may be required under applicable Law to cause the individual designated by the Investor to be appointed or elected, and (b) the Company shall not take any action to cause the removal of the Investor Director without cause unless it is directed to do so by the Investor, and if the Company is so directed, the Company shall take all necessary or desirable actions to effect such removal and to elect a replacement Investor Director as provided in the immediately preceding sentence. In addition, for so long as the Investor has the right to designate any Person as the Investor Director, any such Investor Director may designate at any time an alternate (an “Alternate Investor Attendee”) to attend a meeting of the Board in lieu of such Investor Director, and in such an event, such Alternate Investor Attendee shall be entitled to attend such meeting of the Board, receive copies of materials provided to the Board, count for quorum purposes and be entitled to vote at such meeting, in each case, in lieu of such Investor Director.

Section 2.3 Investor Observer. For so long as the Investor has the right to designate any Person as the Investor Observer pursuant to Section 2.1(b), the Investor Observer shall be entitled to attend all meetings of any committees of the Board, observe all deliberations of any committees of the Board and receive copies of materials provided to any committees of the Board, provided that (a) such Investor Observer shall have no voting rights with respect to actions taken or elected not to be taken by any committees of the Board and (b) such Investor Observer may be excluded from attending a meeting of a committee of the Board if the attendance of such Investor Observer would violate any applicable Law or corporate governance policies adopted by the Company as of the date hereof and then in effect.

Section 2.4 Expenses and Indemnification. The Company agrees to reimburse the Investor Director and any Alternate Investor Attendee for all reasonable out-of-pocket expenses incurred in connection with the performance of his or her services as an Investor Director or Alternate Investor Attendee, as the case may be, including without limitation reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee thereof, to the same extent as other members of the Board, and the Investor Director shall be entitled to indemnification arrangements and director and officer insurance coverage equivalent to such arrangements and insurance coverage applicable to all non-employee directors of the Company or to which all non-employee directors of the Company are entitled to receive.

Section 2.5 No Inconsistent Amendments. For so long as the Investor has the right to designate any Person for appointment or election to the Board pursuant to Section 2.1, the Company shall not amend its Memorandum and Articles in any manner (or take any similar action) that would adversely affect in any material respect the Investor’s rights under this Article II or the Company’s ability to comply with its obligations under this Article II.

ARTICLE III

INVESTOR RIGHT OF FIRST OFFER; DRAG-ALONG RIGHT

Section 3.1 Investor Right of First Offer. From the date of the Closing until the earlier of: (a) the eighth (8th ) anniversary of the Closing and (b) the date upon which the Investor (together with any Affiliates and Permitted Transferees) ceases to beneficially own a number of Class A Shares that, in aggregate, is equal to at least (i) eighty percent (80%) of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), and (ii) the Minimum Ownership Percentage, if at any time (x) the Board desires to authorize the Company to initiate or pursue a proposal which could reasonably be expected to lead to a Company Change of Control Transaction, (y) the Board desires to recommend that the Shareholders approve a proposal which could reasonably be expected to lead to a Company Change of Control Transaction, or (z) the Company otherwise seeks to effect a Company Change of Control Transaction, the Company shall provide the Investor with a written notice of the proposal and a summary of the material terms and conditions of the proposal (which must include the proposed number and type of Securities to be transferred, the proposed purchase price per Security and, if the Company desires to propose any such provisions for inclusion in definitive documentation for the proposed transaction, a customary “go shop” provision for up to thirty (30) days and any other customary protections (including termination rights) that the Board has determined (after consultation with outside legal counsel) are required or advisable so that the Board would not violate its fiduciary duties under applicable Law in connection with the proposed transaction) (the “Proposal Notice”). The Investor shall have a right, exercisable by written notice to the Company (the “Exercise Notice”) within thirty (30) calendar days of receiving the Proposal Notice (the “Exercise Period”), to offer to consummate the Company Change of Control Transaction at a stated price per share that is at least equal to that stated in the Proposal Notice and on substantially the same material terms and conditions set forth in the Proposal Notice. If the Investor delivers the Exercise Notice within the Exercise Period, such Exercise Notice shall be irrevocable and binding, and each of the Investor and the Company shall use its reasonable best efforts to agree in good faith and enter into definitive documentation reflecting the terms above providing for such Company Change of Control Transaction and, subject to the terms of such definitive documentation, shall consummate such Company Change of Control Transaction as soon as reasonably practicable following delivery of such Exercise Notice, but in no event later than four (4) months after the delivery of such Exercise Notice, subject to extension solely to the extent necessary to obtain any required regulatory approvals or shareholder approval required to consummate such transaction.

Section 3.2 Failure to Exercise Right of First Offer. If (a) the Investor does not deliver the Exercise Notice on or before the last day of the Exercise Period, (b) the Exercise Notice states a price that is not at least equal to that stated in the Proposal Notice or (c) the Investor fails to consummate the Company Change of Control Transaction within four (4) months after delivery of the Exercise Notice (subject to extension solely to the extent necessary to obtain any required regulatory approvals or shareholder approval required to consummate such transaction) (other than as a result of breach or fault of the Company or termination of definitive documentation with the Investor), upon written notice to the Investor that shall include a description of the Alternative Transaction and a summary of the material terms and conditions thereof (which must include the number and type of Securities to be sold or transferred and the purchase price per Security and each of the other terms and conditions included in the Exercise Notice, if any Exercise Notice has been delivered in accordance with Section 3.1 hereof, or, in the event no such Exercise Notice has been delivered, in the Proposal Notice) (the “Alternative Transaction Notice”), the Company may proceed to consummate the Company Change of Control Transaction with a third party upon terms and conditions no more favorable to such third party in the Company Change of Control Transaction than those specified in the Proposal Notice (including any “go shop” provision or any other protections that the Board determined were required or advisable in connection with a proposed transaction with the Investor) and at a price that is equal to or higher than the price stated in the Proposal Notice (an “Alternative Transaction”). In the event of any material amendment or change to the terms and conditions of the Alternative Transaction (or any decrease in the proposed purchase price per share below that stated in the Alternative Transaction Notice), or in the event that the Company has not consummated such Alternative Transaction within four (4) months after the delivery of the Alternative Transaction Notice (subject to extension solely to the extent necessary to obtain any required regulatory approvals or shareholder approval required to consummate such Alternative Transaction), the Company shall be required to deliver a new Proposal Notice to the Investor, and the parties shall otherwise comply with the terms of Sections 3.1 and 3.2 of this Agreement.

Section 3.3 Drag-Along Right. In the event that the Investor is entitled to exercise its right of first offer pursuant to Section 3.1, but the Company is permitted to, and determines to, proceed with an Alternative Transaction under and in accordance with Section 3.2, upon the written request of the Company following delivery to the Investor of the Alternative Transaction Notice, the Investor shall (a) consent to and vote its Investor Shares in favor of, and use its reasonable best efforts to cause (subject to the Investor Director’s fiduciary duties and other applicable Law) the Investor Director to vote in favor of, the Alternative Transaction, (b) waive any dissenters’, appraisal and similar rights, if any, with respect thereto, and (c) if the Alternative Transaction involves a transfer of Securities, agree to sell a percentage of the Investor Shares beneficially owned by the Investor and/or its Affiliates at that time equal to the percentage of the total Securities (on a fully-diluted basis) to be sold in the Alternative Transaction, on the terms and conditions of Alternative Transaction; provided that (i) the counterparties in the Alternative Transaction are third parties which are not Affiliates of the Company, (ii) 100% of the consideration to be paid in the Alternative Transaction is comprised of cash and/or shares which are publicly traded and listed on an internationally recognized stock exchange, or to the extent that any consideration to be paid in the Alternative Transaction is comprised of consideration other than cash and/or shares which are publicly traded and listed on an internationally recognized stock exchange, the Investor shall be entitled to receive the cash equivalent of such consideration as of the date the Alternative Transaction is consummated, (iii) the Board has approved or recommended the Alternative Transaction, (iv) the Company consummates the Alternative Transaction within four (4) months after last day of the Exercise Period (subject to extension solely to extent necessary to obtain any required regulatory approvals or Shareholder approval required to consummate such Alternative Transaction), and (v) the Investor shall not (A) be liable for any matters that relate to any other seller or party to the Alternative Transaction (other than any of its Affiliates), (B) be required to provide any representations, warranties or indemnities that relate to any matters other than with respect to the organization and ability to consummate the Alternative Transaction of the Investor and any of its Affiliates, as applicable, and title to shares being sold by the Investor and any of its Affiliates, as applicable, (C) be required to agree that the Investor, AGHL, YF Fund or any of their respective Affiliates shall become subject to any non-competition, non-solicitation or similar agreement, or (D) have any liability with respect to any indemnification or other obligations related to the Alternative Transaction that would be joint and several with any other person (other than an Affiliate of the Investor) or would involve any potential liability that would exceed the consideration to be received by the Investor in such Alternative Transaction.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1 Demand Registration.

(a) Request by the Investor. Subject to the terms of this Article IV, at any time after the end of the Lock-up Period, the Investor may by written notice to the Company (a “Demand Notice”) request the Company to effect the Registration of all or part of the Registrable Securities owned by the Investor and its Affiliates. Each request must specify the number of Registrable Securities for which registration is requested and the intended method or methods of distribution thereof. Upon receipt of such a request, the Company shall as soon as practicable cause the Registrable Securities specified in such Demand Notice to be Registered and/or qualified for sale and distribution in such jurisdictions as the Investor may reasonably request, to the extent necessary to permit the disposition (in accordance with the intended methods as aforesaid). The Company shall use its reasonable best efforts to cause such Registration and/or qualification to be complete as soon as practicable, but in no event later than sixty (60) days, after receipt of the Demand Notice. The Company shall be obligated to effect no more than two (2) Registrations requested by the Investor under this Section 4.1; provided that a Registration shall not be deemed to have been effected under this Section 4.1 if (i) less than all Registrable Securities set forth in such Demand Notice are Registered in such Registration or (ii) prior to the sale of all of the Registrable Securities included in the applicable registration relating to such request, such Registration is adversely affected by any stop order, injunction or other order or requirement of the Commission (other than any such stop order, injunction, or other requirement of the Commission prompted by act or omission of the Investor).

(b) Limitation. The Company shall not be obligated to Register or qualify Registrable Securities pursuant to Section 4.1(a) above, if the aggregate offering price of the Registrable Securities to be Registered under the Demand Notice is less than US$250,000,000.

(c) Right of Deferral. If, after receiving a Demand Notice, the Company furnishes to the Investor a certificate signed by a director of the Company stating that, in the good faith judgment of the Board of the Company, it would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of information, the premature disclosure of which would reasonably be expected to materially and adversely affect the Company, then the Company shall have the right to defer such filing for a period not exceeding ninety (90) days from the receipt of a Demand Notice; provided, that the Company shall not utilize this right more than once in any twelve (12) month period; and provided further that the Company shall not Register any other Securities during such ninety (90) day period (other than Exempt Registrations). In the event that the Company exercises such right, the Investor shall be entitled to withdraw its Demand Notice by written notice to the Company and such withdrawn Demand Notice shall not constitute a request by such Investor to effect a Registration under Section 4.1(a).

(d) Shelf Registration. The Company shall use its reasonable best efforts to facilitate its eligibility under U.S. Securities Laws to use a Shelf Registration Statement. Upon the written request of the Investor, and provided that the Company is so eligible, the Company shall file a Shelf Registration Statement covering all of the Registrable Securities of the Investor as soon as practicable, but in no event later than thirty (30) days, after receipt of such request. Unless such Shelf Registration Statement shall become automatically effective, the Company shall use its reasonable best efforts to cause the Shelf Registration Statement to become or be declared effective by the Commission for all of the Registrable Securities of the Investor as promptly as practicable after the filing thereof. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement (or a successor Registration Statement filed with respect to the Registrable Securities) continuously effective (including by filing a new Shelf Registration Statement if the initial Shelf Registration Statement expires) in order to permit the prospectus or any prospectus supplement related thereto to be lawfully delivered and the Shelf Registration Statement useable for resale of such Registrable Securities until such Registration Securities may be sold without restriction or limitation under Rule 144.

(e) Underwriting Election. The Investor may request to distribute its or its Affiliates’ Registrable Securities in an underwritten offering by notifying the Company in writing (the “Underwriting Election”). Upon receipt of an Underwriting Election, the Company shall use its reasonable best efforts to cause such Registration or “takedown” of such Shelf Registration Statement to be in the form of a firm commitment underwritten offering and the managing underwriters for such offering shall be internationally reputable investment banking firms selected by the Investor and reasonably acceptable to the Company.

Section 4.2 Piggyback Registrations.

(a) Registration of the Company’s Securities. Subject to Section 4.2(c) hereof, if the Company proposes to Register for its own account any of its Securities (other than a registration statement on S-4, F-4 or S-8 or Shelf Registration Statement (or any substitute form that may be adopted by the SEC) for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively), or for the account of any holder of Securities any of such holder’s Securities, in connection with the public offering of such Securities, the Company shall promptly give the Investor written notice of such Registration and, upon the written request of the Investor given within fifteen (15) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested by the Investor. If the Investor decides not to include all or any of its or its Affiliates’ Registrable Securities in such Registration by the Company, the Investor shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its Securities upon the terms and conditions set forth herein.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration that was initiated by it under this Section 4.2 prior to the effectiveness of such Registration whether or not the Investor has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company, in accordance with Section 4.4 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of the Company’s Securities, the Company shall not be required to Register the Registrable Securities of the Investor under this Section 4.2 unless the Investor’s Registrable Securities are included in the underwriting and the Investor enters into an underwriting agreement in customary form with the underwriters and setting forth such terms for the underwriting. In the event the underwriters advise the Investor seeking Registration of Registrable Securities pursuant to this Section 4.2 in writing that, in their reasonable opinion, market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Securities to be underwritten, the underwriters may exclude some or all Registrable Securities from the Registration and underwriting; provided that the Company shall include the Company’s Securities in such registration, in the priority listed below: (i) in the event the Company initiated such piggyback registration, the Company shall include in such piggyback registration first, the Securities the Company proposes to register and second, the Securities of all other selling security holders, including the Registrable Securities requested to be included by the Investor to be included in such piggyback registration in an amount that, together with the Securities the Company proposes to register, shall not exceed the maximum offering size and shall be allocated among such selling security holders on a pro rata basis (based on the number of the Ordinary Shares or ADSs (as applicable) sought to be Registered by each such selling security holder); and (ii) in the event any holder of Securities initiated such piggyback registration, the Company shall include in such piggyback registration first, the Securities such initiating security holder proposes to register, second, pro rata among any other Securities requested to be registered pursuant to a contractual right of registration (including Securities requested to be Registered by the Investor pursuant to this Section 4.2) and third, any Securities the Company proposes to register, in an amount that, together with the Securities the initiating security holder and the other selling security holders propose to register, shall not exceed the maximum offering size; provided further that the number of the Registrable Securities that are included in an underwriting must not be reduced below thirty percent (30%) of the total number of Registrable Securities requested by the Investor to be included in the Registration. If the Investor (or its Affiliate) disapproves of the terms of any underwriting, the Investor (or such Affiliate) may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

(d) Exempt Registration. The Company shall have no obligation to Register any Registrable Securities under this Section 4.2 in connection with an Exempt Registration.

(e) Not a Demand Registration. Registration pursuant to this Section 4.2 shall not be deemed to be a Registration as described in Section 4.1(a). There shall be no limit on the number of times the Investor may participate in Registration of Registrable Securities under this Section 4.2.

Section 4.3 Procedures. Whenever required under this Article IV to effect the Registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, keep the Registration Statement effective and current for not less than ninety (90) days or until the date on which all Registrable Securities included in such Registration Statement shall have been sold or shall have otherwise ceased to be Registrable Securities; provided, that a Shelf Registration shall be kept effective and current for not less than eighteen (18) months or until the date on which all Registrable Securities included in such Registration Statement shall have been sold or shall have otherwise ceased to be Registrable Securities, subject to Section 4.1; provided further that before filing such Registration Statement or any amendments thereto, the Company will furnish to the counsel selected by the Investor copies of all such documents proposed to be filed;

(b) prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus or prospectus supplement used in connection with the Registration Statement as may be necessary to comply with the provisions of U.S. Securities Law with respect to the disposition of all Securities covered by the Registration Statement;

(c) furnish to the Investor and underwriters the number of copies of a prospectus, including a preliminary prospectus, required by U.S. Securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by the Investor;

(d) use its reasonable best efforts to Register and qualify the Securities covered by the Registration Statement under U.S. Securities Laws, as reasonably requested by the Investor or underwriters; provided that the Company shall not be required to qualify to do business, subject itself to taxation in or file a general consent to service of process in any such jurisdictions; and provided further that in the event any jurisdiction in which the Securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the Securities be borne by the selling Shareholders, those expenses shall be payable by such selling Shareholders on a pro rata basis;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in customary form (including indemnification provisions and procedures customary in underwritten offerings) and take all such other actions reasonably requested by the underwriters to expedite or facilitate the underwritten disposition of such Registrable Securities (including making its officers and management team available for investor road shows, sales events, marketing activities and other meetings) and in connection therewith in any underwritten offering, (i) make such representations and warranties to the underwriters and the Investor with respect to the business of the Company and its Subsidiaries, and the Registration Statement, prospectus and documents incorporated or deemed to be incorporated by reference therein, in each case, in customary form and confirm the same if and when requested, (ii) furnish opinions of counsel to the Company, addressed to the underwriters covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements or financial data are included in the Registration Statement) who have certified the financial statements included in the Registration Statement, addressed to the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters and (iv) deliver such documents and certificates as may be reasonably requested by the Investor whose Registrable Securities being sold in connection therewith, its counsel and the underwriters to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

(f) promptly notify the Investor: (i) when the Registration Statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus used in connection with the Registration Statement or any additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any Person for that purpose; and (iv) of the receipt by the Company of any written notification with respect to the suspension of the qualification of any Registrable Securities for sale in any jurisdiction or the initiation or overt threat of any proceeding for such purpose;

(g) notify the Investor, at any time when a prospectus relating thereto is required to be delivered under U.S. Securities Laws, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus and file any other required document, and prepare and furnish to the Investor and underwriters a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary, so that, as thereafter delivered to the Investor and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Registration Statement at the earliest practicable time;

(i) if any such Registration Statement refers to the Investor by name or otherwise as the holder of any Securities, and if the Investor is advised by counsel that it is or may be deemed to be a control person in relation to, or an Affiliate of, the Company, then the Investor shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to the Investor, to the effect that the holding by the Investor is not to be construed as a recommendation by the Investor of the investment quality of the Company’s Securities covered thereby and that such holding does not imply that the Investor will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to the Investor by name or otherwise is not, based on the advice of the counsels to the Company, the Investor and if applicable, the underwriters, required by the Securities Act or any similar federal statute then in force, the deletion of the reference to the Investor;

(j) if requested by the Investor or the underwriters, include in a prospectus supplement or amendment to the Registration Statement such information as reasonably required to be included therein in order to permit the intended method of distribution of the Registrable Securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company’s receipt of such request;

(k) provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;

(l) subject to the execution of confidentiality agreements reasonably satisfactory in form and substance to the Company, pursuant to the reasonable request of the Investor or underwriters, make available for inspection by the Investor, any underwriters participating in any disposition pursuant to a Registration Statement and any attorneys or accountants or other agents retained by any such underwriters or selected by the Investor, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by the Investor, underwriters, attorneys, accountants, or agents, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith;

(m) use its reasonable best efforts to cause the transfer agent to remove restrictive legends on certificates representing the securities covered by such Registration Statement, as appropriate and settle any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Investor or underwriters;

(n) cooperate with the Investor and the underwriters to facilitate the timely delivery of Registrable Securities to be sold and to enable such Registrable Securities to be issued in such denominations and registered in such names as the Investor may reasonably request at least two (2) Business Days prior to the closing of any sale of Registrable Securities; and

(o) use its reasonable best efforts to cause the Registrable Securities to be listed on the NYSE.

Section 4.4 Expenses of Registration. All expenses incurred in connection with Registrations, filings or qualifications pursuant to a Registration, including (i) all registration and filing fees (including fees and expenses with respect to (A) all Commission, stock exchange or trading system and NYSE registration, listing, filing and qualification and any other fees associated with such filings, including with respect to counsel for the underwriters and any qualified independent underwriter in connection with NYSE qualifications, (B) rating agencies and (C) compliance with securities or “blue sky” Laws, including any fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities), (ii) fees and expenses of the financial printer, (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of all independent certified public accountants, including the expenses of any special audits and/or “comfort letters” required by or incident to such performance and compliance) and (vi) all reasonable fees and expenses of one counsel retained by the Investor in participating in such Registration shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective, provided that any underwriters’ discounts and selling commissions and ADS conversion fees, in each case related to Registrable Securities Registered in accordance with this Agreement, shall be borne by the Investor on a pro rata basis based on the Investor’s relative percentage of Registrable Securities included in such Registration. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Article IV (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE.

Section 4.5 Indemnification.

(a) Company Indemnification.

(i) To the extent permitted by applicable Law, the Company will indemnify and hold harmless the Investor, each Person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and their respective officers, directors, members, managers, shareholders, agents and employees and any underwriter for the Company and each Person who controls such underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against all losses, claims, costs, damages or liabilities (whether joint or several) to which they may become subject under applicable Laws or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement (or alleged untrue statement) of a material fact contained in such Registration Statement, including any preliminary prospectus or Final Prospectus contained therein or any amendments or supplements thereto, (ii) the omission (or alleged omission) to state in the Registration Statement, including any preliminary prospectus or Final Prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of U.S. Securities Laws, or any rule or regulation promulgated under U.S. Securities Laws. The Company will reimburse any Person intended to be indemnified pursuant to this Section 4.5(a) for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(ii) The indemnity agreement contained in this Section 4.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by the Investor, underwriter or controlling Person.

(iii) The foregoing indemnity of the Company is subject to the condition that, insofar as they relate to any defect in a preliminary prospectus but such defect has been eliminated or remedied in the amended prospectus on file with the Commission at the time the applicable Registration becomes effective (the “Final Prospectus”), such indemnity shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the Investor or underwriter and was not furnished to the Person asserting the loss, liability, claims or damages at or prior to the time such action is required by the Securities Act.

(b) Investor Indemnification.

(i) To the extent permitted by applicable Law, the Investor will indemnify and hold harmless the Company, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and each of their respective officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees from and against all losses, claims, costs, damages or liabilities (whether joint or several) to which any of the foregoing Persons may become subject, under U.S. Securities Laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, including any preliminary prospectus or Final Prospectus contained therein or any amendments or supplements thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse any Person intended to be indemnified pursuant to this Section 4.5(b) for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, including any preliminary prospectus or Final Prospectus contained therein or any amendments or supplements thereto, in reliance upon and in conformity with written information furnished to the Company and signed by the Investor and intended to be specifically for use therein.

(ii) The indemnity contained in this Section 4.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor (which consent shall not be unreasonably withheld), and in no event shall the aggregate indemnity under this Section 4.5(b) (including any reimbursement of any expenses) exceed the net proceeds (less underwriting discounts and selling commissions) from the offering received by the Investor. The Investor will not be required to enter into any agreement or undertaking in connection with any Registration providing for any indemnification or contribution on the part of the Investor greater than the Investor’s obligations under this Section 4.5.

(c) Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 4.5(a) or Section 4.5(b) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 4.5(a) or Section 4.5(b), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and to assume the defense thereof with counsel reasonably satisfactory to the indemnifying party. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. It is understood and agreed that the Indemnifying Party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties and that all such fees and expenses shall be reimbursed as they are incurred. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 4.5 to the extent the indemnifying party is so prejudiced, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.5.

(d) Contribution. If any indemnification provided for in Section 4.5(a) or Section 4.5(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 4.5(d), (i) the Investor as an indemnifying party shall not be required to contribute any amount in excess of the amount that the Investor has otherwise been, or would otherwise be, required to pay pursuant to this Section 4.5(d) by reason of such untrue or alleged untrue statement or omission or alleged omission and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to a contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 4.6 Reports under the Exchange Act. With a view to making available to the Investor the benefits of Rule 144 or pursuant to a Registration on a Shelf Registration Statement, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under all U.S. Securities Laws;

(c) promptly furnish to the Investor upon request (i) a written statement by the Company that it has complied with the reporting requirements of all U.S. Securities Laws or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to a Shelf Registration Statement, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing the Investor of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to a Shelf Registration Statement; and

(d) if the Company is no longer subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act, prepare and furnish to the Investor and make publicly available in accordance with Rule 144(c) such information as is required for the Investor to sell the Investor Shares under Rule 144, and take such further action as any holder of the Investor Shares may reasonably request to the extent required from time to time to enable such Person to sell the Investor Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 4.7 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the approval of the Investor, enter into any agreement with any holder or prospective holder of any Securities that would (i) grant such holder or prospective holder any registration rights more favorable to such holder or prospective holder than those rights granted pursuant to this Article IV, (ii) allow such holder or prospective holder to demand Registration of their securities, unless under the terms of such agreement, such holder or prospective holder may demand such Securities in any such Registration only to the extent that the demand of such securities will not reduce the amount of the Registrable Securities of the Investor that are demanded or (iii) allow such holder or prospective holder to include such securities in any Registration filed under Section 4.1(d), Section 4.1(e) or Section 4.2, unless under the terms of such agreement such holder or prospective holder may include such Securities in any such Registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Investor that are included.

Section 4.8 Termination of the Investor’s Registration Rights. The right of the Investor to request Registration or inclusion of Registrable Securities in any Registration pursuant to Section 4.1 or 4.2 shall terminate when all of the Investor’s Registrable Securities may be sold without restriction or limitation under Rule 144.

Section 4.9 Assignment of the Investor’s Registration Rights. The rights and obligations of the Investor under this Article IV may be assigned by the Investor to any transferee or assignee of any of the Investor’s Registrable Securities; provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Securities with respect to which such registration rights are being assigned and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Article IV.

ARTICLE V

TRANSFER RESTRICTIONS

Section 5.1 Lock-Up. During the period commencing on the date of the Closing and ending on the date of the first (1 st ) anniversary of the Closing (the “Lock-up Period”), the Investor shall not, directly or indirectly, sell, transfer or assign (including by Investor Change of Control) any of the Investor Shares, without the prior written consent of the Company, other than any sale, transfer or assignment of Investor Shares to a Permitted Transferee or a Shareholders Agreement Transferee.

Section 5.2 Restrictions on Transfer. The Investor shall not, directly or indirectly, sell, transfer or assign (including by Investor Change of Control) any of the Investor Shares (a) to any Competitor of the Company or (b) for so long as the Investor is subject to the standstill obligations set forth in Section 7.1, to any transferee who, to the actual knowledge of the Investor, directly or indirectly, immediately prior to such sale, transfer or assignment, beneficially owns, together with its Affiliates and any members of a group (as defined under Rule 13d-5 under the Exchange Act) with respect to such Ordinary Shares, Ordinary Shares of the Company representing ten percent (10%) or more of the total voting power of the Ordinary Shares, other than to a Permitted Transferee or a Shareholders Agreement Transferee. Notwithstanding anything herein (express or implied) to the contrary, nothing in this Agreement shall restrict any direct or indirect sale, transfer or assignment of any securities of Alibaba Investment Limited or any holders of any securities of Alibaba Investment Limited.

Section 5.3 Transfers Relating to YF Fund. Notwithstanding anything herein (express or implied) to the contrary, (a) the Investor shall have the right to sell, transfer or assign any Ordinary Shares to YF Fund and its Affiliates and (b) after the Lock-up Period, YF Fund and its Affiliates may sell, transfer or assign any such Ordinary Shares to any Person, in each case, free from any restrictions on transfer set forth in this Agreement, provided, however, that in no event shall the aggregate number of Ordinary Shares sold, transferred or assigned by the Investor to YF Fund and its Affiliates exceed, in the aggregate, the sum of (i) two percent (2%) of the total Ordinary Shares of the Company as of the Closing Date, calculated on a fully-diluted basis (as defined herein) after giving effect to the issuance of Issued Shares (as defined in the Investment Agreement) to the Investor and (ii) any additional Ordinary Shares indirectly owned by YF Fund through the Investor that have been acquired by the Investor through the exercise of its preemptive rights under Article VI hereof or its right of first offer under Article III hereof.

Section 5.4 Conversions of Ordinary Shares into ADSs by YF Fund. The Company hereby agrees to, upon request from YF Fund or any of its Affiliates, use its reasonable efforts to cause the ADS depositary to issue ADSs upon deposit of the underlying Ordinary Shares held by YF Fund or any of its Affiliates within three (3) Business Days after receipt of such request, it being understood that YF Fund or its Affiliate shall bear any fees payable to the depositary.

ARTICLE VI

PREEMPTIVE RIGHT

Section 6.1 For so long as the Investor (together with any Affiliates and Permitted Transferees) beneficially owns a number of Class A Shares that, in aggregate, is equal to at least fifty percent (50%) of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), at any time the Company proposes to issue any Securities or transfer any Securities that have been repurchased from the open market and held under the Company’s brokerage account or otherwise held under the Company’s name, including any Ordinary Shares (the “New Securities”), other than: (i) the New Issuance Exceptions and (ii) the issuance of Ordinary Shares on a pro rata basis in connection with the payment of any share dividends, the Company shall notify the Investor in writing of such proposal (an “Issue Notice”). The Issue Notice shall specify the number and type of New Securities to be offered by the Company and all material terms and conditions of the proposed offer (including the proposed price or range of prices) per New Security.

Section 6.2 The Investor shall have the right to purchase, or to purchase through an Affiliate, up to a number of New Securities so as to enable the Investor to beneficially hold, after the issue of the New Securities which are the subject to the Issue Notice, a pro rata portion of the New Securities equal to the percentage of the issued and outstanding Ordinary Shares then beneficially owned by the Investor (together with its Affiliates and Permitted Transferees) prior to the issuance of the New Securities upon the same terms and conditions set forth in the Issue Notice, by giving written notice to the Company of the exercise of this right within ten (10) Trading Days of Investor’s receipt of the Issue Notice (the “Election Notice”). If such notice is not given by the Investor within such ten (10) Trading Days thereof, the Investor shall be deemed to have elected not to exercise its preemptive rights under this Article VI with respect to the issuance described in that specific Issue Notice.

Section 6.3 If the Investor (or its Affiliate) exercises its preemptive rights under this Article VI, the closing of the purchase of the New Securities with respect to which such right has been exercised (the “Preemptive Rights Closing Date”) shall take place at the time of the closing of the issuance or transfer of the New Securities, which may not be earlier than five (5) Trading Days after the giving of the Election Notice, provided that the Preemptive Rights Closing Date may be extended for a maximum of sixty (60) Trading Days to the extent required to comply with applicable Laws (including receipt of any required regulatory approvals). The Company and the Investor (or its Affiliate exercising preemptive rights under this Article VI) will use commercially reasonable efforts to secure any required regulatory or shareholder approvals or other consents, and to comply with any applicable Law necessary in connection with the offer, sale and purchase of, such New Securities.

Section 6.4 In the event that the Investor fails to exercise its preemptive rights under this Article VI within such ten (10) Trading Day period, or in the event that the Investor fails to consummate the purchase of such New Securities within the specified period of time pursuant to Section 6.3 (other than as a result of breach or fault of the Company), the Company shall thereafter be entitled to issue and sell within sixty (60) Trading Days the New Securities not elected to be purchased by the Investor (or its Affiliate) pursuant its preemptive rights to this Article VI, at a price no less than that specified in the Issue Notice, and otherwise upon terms and conditions no more favorable to any purchaser of such New Securities than were specified in the Issue Notice. In the event the Company has not issued and sold such New Securities within such sixty (60) Trading Day period, the Company shall not thereafter offer, issue or sell such New Securities without first offering such New Securities to the Investor in the manner provided in this Article VI.

Section 6.5 In the case of the offering of New Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the New Securities being offered as of the date the Board authorizes the offering of such New Securities.

Section 6.6 The rights and obligations of the Investor under this Article VI may be assigned by the Investor to any transferee or assignee of any of the Investor Shares; provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Securities with respect to which such preemptive rights are being assigned, (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Article VI and (c) immediately after such transfer, such transferee or assignee beneficially owns a number of Class A Shares equal to at least fifty percent (50%) of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like).

ARTICLE VII

CERTAIN RESTRICTIVE COVENANTS AND AGREEMENTS

Section 7.1 Standstill.

(a) From the Closing until the earlier of the first (1st ) anniversary of the Closing and the date on which the Investor beneficially owns a number of Class A Shares equal to less than five percent (5%) of the Ordinary Shares, on a fully-diluted basis, of the Company (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), none of the Investor, AGHL or YF Fund shall, and each of the Investor, AGHL and YF Fund shall procure that its Controlled Affiliates shall not, without the Company’s prior written consent, directly or indirectly (whether acting alone, as a part of a group or otherwise in concert with others), except in connection with an exercise of the Investor’s rights under any of the Transaction Documents or the Shareholders Agreement: (i) acquire or offer, seek or propose or agree to acquire, any additional Voting Securities of the Company, (ii) publicly seek or propose to change or control the management or the Board of the Company, (iii) propose to have called, or cause to be called, any meeting of Shareholders for the purpose of electing directors to the Board of the Company or amending the Memorandum and Articles to facilitate any of the actions described in the foregoing clause (i) or (ii) or this clause (iii), (iv) enter into any arrangements or understandings with any third party with respect to any of the foregoing, (v) advise, assist, act as a financing source for or otherwise invest in any other Person for the purpose of any of the foregoing, or (vi) publicly disclose any intention, plan or arrangement with respect to any of the foregoing.

(b) Notwithstanding Section 7.1(a) above, none of the Investor, AGHL, YF Fund or any of their respective Affiliates shall be prohibited from making any confidential proposal to the Board of the Company or requesting that the Company waive or amend any of the provisions in this Section 7.1. Furthermore, the restrictions set forth in Section 7.1(a) shall automatically terminate if (i)(A) the Board of the Company approves a transaction with any Person and (B) such transaction would result in such Person beneficially owning ten percent (10%) or more of the outstanding Voting Securities or Voting Securities with voting power, in aggregate, that is greater than the aggregate voting power of the Investor Shares held by the Investor and its Affiliates, or securities convertible into ten percent (10%) or more of the outstanding Voting Securities, or any option or other right to acquire ten percent (10%) or more of the Voting Securities, or any Person acquiring assets, individually or in the aggregate, constituting ten percent (10%) or more of the fair market value of the assets of the Company and its Subsidiaries or to which ten percent (10%) or more of the net revenue, net income or EBITDA of the Company and its Subsidiaries are attributable of the Company (each, a “Control Stake”), (ii) any Person or Persons acting in concert shall have commenced or publicly announced an intention to commence a tender offer or exchange offer for a Control Stake, or shall have made a proposal to the Company or any holder of Voting Securities to acquire a Control Stake (including through an acquisition of securities of such holder or any of its Affiliates which beneficially own any Voting Securities), or (iii) any Competitor acquires five percent (5%) or more of the outstanding Voting Securities.

Section 7.2 Non-Solicitation. Each of the Investor, AGHL and YF Fund agrees that, from the Closing until the first date after the Closing on which the Investor beneficially owns a number of Class A Shares equal to less than five percent (5%) of the Ordinary Shares, on a fully-diluted basis, of the Company (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), none of the Investor, AGHL and YF Fund shall, and each of the Investor, AGHL and YF Fund shall procure that its Controlled Affiliates shall not, (a) solicit any individual who is an executive officer of the Company named in the Company’s most recent annual report on Form 20-F filed with the Commission to leave his or her employment with the Company or (b) hire any such individual; provided, however, that the foregoing provision shall not prevent the Investor, AGHL or YF Fund or their respective Affiliates (collectively, the “Restricted Party”) from employing any person who (i) contacts the Restricted Party or any Affiliate thereof on his or her own initiative without any solicitation prohibited by this Section 7.2 or encouragement from the Restricted Party or any Affiliate thereof, (ii) ceases to be employed by the Company prior to any solicitation prohibited by this Section 7.2 by the Restricted Party or any affiliate thereof, or (iii) responds to general solicitations of employment from advertisement of employment opportunities and generalized employee searches by headhunter or search firms, in each case, not focused specifically on or directed in any way at an executive officer of the Company.

Section 7.3 Additional Agreements. The Company hereby agrees that, from the date hereof and, from and after the Closing, for so long as the Investor (together with any Affiliates and Permitted Transferees) beneficially owns a number of Class A Shares that, in aggregate, is equal to at least (i) eighty percent (80%) of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like) and (ii) the Minimum Ownership Percentage:

(a) if any Person would acquire Ordinary Shares or other Securities representing seven and one-half percent (7.5%) or more of the issued and outstanding Ordinary Shares of the Company, the Company shall require such Person and its Controlling equity owner(s) to enter into an agreement with the Company that includes restrictions on transfer, standstill restrictions (if such standstill restrictions apply to the Investor, AGHL or YF Fund at such time) and non-solicitation restrictions that are substantially similar to, and no less restrictive with respect to such Person and its Controlling equity owner(s) than, the terms of Sections 5.1, 5.2, 7.1 and 7.2 hereunder, as applicable, or release the Investor, AGHL and YF Fund from the restrictions on transfer, standstill restrictions and non-solicitation restrictions provided for under Sections 5.1, 5.2, 7.1 and 7.2;

(b) the Company shall not enter into an agreement with any Person that provides such Person with preemptive rights that are more favorable to such Person than the terms of Article VI;

(c) the Company shall not grant to any Person a right of first offer over a Company Change of Control Transaction or any similar right that would conflict with or impair the Investor’s right of first offer under Article III;

(d) (i) until the first (1st ) anniversary of the Closing, the Company shall not grant to any Person (other than the Investor) the right to appoint, nominate or elect any director to the Board, and (ii) after the first (1st ) anniversary of the Closing, the Company may grant such rights with respect to the appointment, nomination or election of any directors to the Board to any Person who acquires seven and one-half percent (7.5%) or more of the issued and outstanding Ordinary Shares of the Company, provided that the Company shall not grant any Person such rights with respect to the appointment, nomination or election of more than one (1) director to the Board without the Investor’s prior written consent unless such Person acquires at the closing of such transaction Voting Securities with voting power, in aggregate, that is greater than the aggregate voting power of the Investor Shares held by the Investor and its Affiliates; and

(e) the Company shall not grant to any Person or any of its Affiliates or designees any consent or veto rights;

provided that, at the time that the Investor (together with any Affiliates and Permitted Transferees) ceases to beneficially own a number of Class A Shares that, in aggregate, is equal to at least (i) eighty percent (80%) of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like) and (ii) the Minimum Ownership Percentage, the restrictions contained in Sections 5.1, 5.2, 7.1 and 7.2 shall automatically terminate and cease to apply.

Section 7.4 Delivery of Information. For so long as the Investor (together with any Affiliates and Permitted Transferees) beneficially owns a number of Class A Shares that, in aggregate, is equal to at least (i) eighty percent (80%) of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), and (ii) the Minimum Ownership Percentage, the Company hereby agrees to provide to the Investor, as soon as reasonably practicable and in any event within: (a) seventy-five (75) days after the end of each fiscal year, and (b) sixty (60) days after the end of each fiscal quarter other than the fourth fiscal quarter, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, the related consolidated statement of operations of the Company and its Subsidiaries for such fiscal quarter and the related consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter.

Section 7.5 Access to Information. For so long as the Investor (together with any Affiliates and Permitted Transferees) beneficially owns a number of Class A Shares that, in aggregate, is equal to at least (i) eighty percent (80%) of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), and (ii) the Minimum Ownership Percentage, the Company shall afford the Investor and its directors, officers, employees, auditors and advisors, upon reasonable notice, reasonable access to the offices, properties and books and records and management of the Company and its Subsidiaries; provided, however, that any such access shall be conducted at the Investor’s expense, during normal business hours and in such a manner as not to interfere with the normal operations of the Company or its Subsidiaries.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Confidentiality. Each of the Company, the Investor, AGHL and YF Fund hereby agrees that it will, and will cause its respective Affiliates and its and their respective representatives to hold in strict confidence any non-public records, books, contracts, instruments, computer data and other data and information concerning the other parties hereto, whether in written, verbal, graphic, electronic or any other form provided by any party hereto (except to the extent that such information has been (a) previously known by such party on a non-confidential basis from a source other than the other parties hereto or its representatives, provided that, to such party’s knowledge, such source is not prohibited from disclosing such information to such party or its representatives by a contractual, legal or fiduciary obligation to the other parties hereto or its representatives, (b) in the public domain through no breach of this Agreement by such party, (c) independently developed by such party or on its behalf, or (d) later lawfully acquired from other sources) (the “Confidential Information”). In the event that a party hereto is requested or required by Law, Governmental Authority or other applicable judicial or governmental order to disclose any Confidential Information concerning any of the other parties hereto, such party shall, to the extent legally permissible, provide the other parties with sufficient advance written notice of such request or requirement and, if requested by another party hereto (at such other party’s sole expense) assist such other party in seeking a protective order or other appropriate remedy to limit or minimize such disclosure.

Section 8.2 Termination. Unless expressly provided otherwise herein, in addition to the other termination provisions in this Agreement, this Agreement shall terminate, and have no further force and effect, upon the earliest of: (a) a written agreement to that effect, signed by all parties hereto, (b) the date following the Closing on which the Investor (together with its Affiliates and Permitted Transferees) no longer hold a number of Class A Shares that, in aggregate, is equal to at least (i) seventy-five percent (75%) of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), and (ii) the Minimum Ownership Percentage, and (c) the termination of the Investment Agreement in accordance with its terms; provided that, notwithstanding the foregoing, following the Closing, (1) Article IV shall survive (including with respect to any transferee or assignee of the Investor’s Registrable Securities to whom the rights and obligations of the Investor under Article IV were assigned in accordance with Section 4.9) any termination of this Agreement until the specific provisions thereof terminate in accordance with their express terms, (2) Article VI shall survive (including with respect to any transferee or assignee of the Investor Shares to whom the rights and obligations of the Investor under Article VI were assigned in accordance with Section 6.6) any termination of this Agreement until the specific provisions thereof terminate in accordance with their express terms and (3) Section 5.4 shall survive any termination of this Agreement until such time as YF Fund no longer holds any Ordinary Shares. In addition, upon the occurrence of an Investor Change of Control, Articles II, III and VII shall terminate and have no further force and effect.

Section 8.3 Notices. Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Youku Tudou Inc.

Address:	11/F, SinoSteel Plaza
8 Haidian Street, Haidian District
Beijing, China 100080
Facsimile:	(8610) 5970-8818
Attention:	Mr. Victor Wing Cheung Koo

with a copy (for informational purposes only) to:

Skadden, Arps, Slate, Meagher & Flom

Address:	42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Email:	Julie.Gao@skadden.com
Facsimile:	(852) 3910-4850
Attention:	Z. Julie Gao, Esq.

If to the Investor or AGHL:

Ali YK Investment Holding Limited

Address:	c/o Taobao China Holding Limited
26/F, Tower 1, Times Square
1 Matheson Street, Causeway Bay, Hong Kong
Facsimile:	(852) 2215-5200
Attention:	Mr. Timothy A. Steinert, Esq.

with a copy (for informational purposes only) to:

Simpson Thacher & Bartlett

Address:	ICBC Tower, 35/F, 3 Garden Road
Hong Kong
Email:	ksudol@stblaw.com
Facsimile:	(852) 2869 7694
Attention:	Kathryn King Sudol, Esq.

If to YF Fund:

YF Venus Ltd

Address:	c/o Suites 2201-03, 50 Connaught Road Central, Hong Kong
Facsimile:	(852) 2516-6993
Attention:	Huang Xin

with a copy (for informational purposes only) to:

Shearman & Sterling LLP

Address:	12th Floor, East Tower, Twin Towers
B-12 Jianguomenwai Avenue
Beijing, China 100022
Facsimile:	(8610) 6563-6001
Attention:	Lee Edwards

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.3 by giving the other parties written notice of the new address in the manner set forth above.

Section 8.4 Entire Agreement. This Agreement, the other Transaction Documents and the Shareholders Agreement, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof, and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and thereof.

Section 8.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws thereunder other than New York General Obligations Law Section 5-1401.

Section 8.6 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the rules (the “ICC Rules”) of the International Chamber of Commerce in force at the time of commencement of the arbitration.

(a) The arbitral tribunal shall consist of three arbitrators. The arbitrators shall be appointed in accordance with the ICC Rules.

(b) The language to be used in the arbitration proceedings shall be English.

(c) Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

(d) The parties hereto expressly consent to the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the Transaction Documents. In addition, the parties hereto expressly agree that any disputes arising out of or in connection with this Agreement and the other Transaction Documents concern the same transaction or series of transactions.

(e) In the event a dispute is referred to arbitration hereunder, the parties hereto shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

(f) It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 8.7 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 8.8 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 8.9 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that the Investor may transfer or assign its rights, interests, or obligations hereunder in connection with a sale, transfer or assignment of any Ordinary Shares to (a) any Shareholders Agreement Transferee or (b) any Permitted Transferee, provided that, prior to any such transfer or assignment, such Permitted Transferee shall agree to be bound by the terms of this Agreement as a party to this Agreement (and, to the extent applicable, in the same capacity as if the transferee was the transferor) in a written instrument in form and substance reasonably satisfactory to the other parties hereto.

Section 8.10 Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.11 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 8.12 Aggregation of Shares. All Securities held or acquired by the Investor and/or its Affiliates and Permitted Transferees shall be aggregated together for the purpose of determining the availability of any rights of the Investor under this Agreement.

Section 8.13 Investor Rights Agreement to Control. If, and to the extent that, there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles, the terms of this Agreement shall control to the extent permissible under any applicable Law. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Memorandum and Articles so as to eliminate such inconsistency to the extent permissible under any applicable Law.

Section 8.14 Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 8.15 Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 8.15 shall be binding upon the Company and the Investor and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

Section 8.16 Expenses. Except as expressly provided herein, each party will bear its own costs and expenses incurred by it or on its behalf in connection with the Transaction Documents and the transactions contemplated thereby.

Section 8.17 Public Announcements. Without limiting any other provision of this Agreement, the parties hereto, to the extent permitted by applicable Law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

YOUKU TUDOU INC.

By:	/s/ Victor Wing Cheung Koo
Name: Victor Wing Cheung Koo
Title: Chief Executive Officer

Yankee - Signature Page - Investor Rights Agreement

ALI YK INVESTMENT HOLDING LIMITED

By:	/s/ Timothy A. Steinert
Name: Timothy A. Steinert
Title: Authorized Signatory

Solely for purposes of Sections 7.1 and 7.2 and Article VIII

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Timothy A. Steinert
Name: Timothy A. Steinert
Title: Authorized Signatory

Yankee - Signature Page - Investor Rights Agreement

Solely for purposes of Sections 7.1 and 7.2 and Article VIII

YF VENUS LTD

By:	/s/ Huang Xin
Name: Huang Xin
Title: Director

Yankee - Signature Page - Investor Rights Agreement

LIST OF EXHIBITS

Exhibit A	Definition of Competitor

Exhibit B	List of Options to Acquire Ordinary Shares

Exhibit C	Definition of Shareholders Agreement Transferee

List of Exhibits to Investor Rights Agreement